Exhibit 99

GORMAN-RUPP REPORTS RECORD SALES AND EARNINGS FOR 2006
Mansfield, Ohio — February 15, 2007 — The Gorman-Rupp Company (AMEX:GRC) reports record sales, earnings, backlog of orders and cash dividends paid to shareholders during 2006.
Record net sales were $270,910,000 for the year ended December 31, 2006, an increase of 17.2% over net sales of $231,249,000 during 2005. Net income increased 74.9% to a record $19,072,000 compared to $10,903,000 in 2005. Earnings per share were $1.43 in 2006 compared to $0.82 for 2005, after adjusting for a 5 for 4 split effective December 8, 2006.
Net sales in 2006 reflected growth in sales to the international, water and wastewater, fabricated products and fire protection markets. Sales of dewatering and flood control equipment also contributed to 2006 results.
As previously reported, net income during 2006 was favorably impacted by federal research and development tax credits and reductions in state tax liability estimates. The total impact during 2006 was approximately $1,854,000, or $0.14 per share.
The Company’s backlog of orders was $109.5 million at December 31, 2006 compared to the previous record backlog of $94.1 million at the end of 2005, an increase of $15.4 million or 16.4%. The record backlog includes an order at the Company’s subsidiary Patterson Pump Company of approximately $15.0 million for equipment for a flood control project in New Orleans that is scheduled to ship in the first half of 2007.
Net sales in the fourth quarter 2006 were $65,085,000 compared to $64,123,000 in the fourth quarter 2005. Net income for the fourth quarter 2006 was $2,423,000 compared to $3,237,000 during the fourth quarter of 2005, respectively equal to $0.18 and $0.24 per share. Fourth quarter earnings were affected by product mix, customer-delayed shipments and reduced profitability on one order completed during the fourth quarter which was impacted by an unanticipated increase in material cost on a price quoted more than two years earlier.
During the fourth quarter of 2006 the Company distributed a 5-for-4 stock split to shareholders and paid a quarterly cash dividend of $0.12 per share, an increase of 7.1% compared to the $0.112 post-split equivalent dividend per share paid during the third quarter of 2006. This was the 34th consecutive year that the Company has increased cash dividends to shareholders.
President and CEO Jeffrey Gorman stated, “2006 was a tremendous year for Gorman-Rupp. We are very pleased with the growth in the major markets we serve, especially the international market which has been an area of focus. As we move into 2007, the record backlog positions the Company for another very good year.”
David P. Emmens
Corporate Secretary
The Gorman-Rupp Company
Telephone (419) 755-1477
For information contact Robert E. Kirkendall, Senior Vice President & CFO, Telephone (419) 755-1294.
The Gorman-Rupp Company designs, manufactures and sells pumps and related equipment (pumps and motor controls) for use in water, wastewater, construction, industrial, petroleum, original equipment, agricultural, fire protection, heating ventilating and air conditioning (HVAC), military and other liquid handling applications.

Exhibit 99

The Gorman-Rupp Company and Subsidiaries
Condensed Consolidated Statements of Income
(Thousands of dollars, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	(unaudited)
	2006	2005	2006	2005

Net sales	$65,085	$64,123	$270,910	$231,249
Cost of products sold	53,536	50,613	212,234	184,178

Gross Profit	11,549	13,510	58,676	47,071

Selling, general and administrative expenses	8,483	8,536	32,411	30,368

Operating Income	3,066	4,974	26,265	16,703

Other income (expense) — net	457	(4)	1,461	435

Income Before Income Taxes	3,523	4,970	27,726	17,138
Income taxes	1,100	1,733	8,654	6,235

Net Income	$2,423	$3,237	$19,072	$10,903

Basic and Diluted Earnings Per Share	$0.18	$0.24	$1.43	$0.82
The Gorman-Rupp Company and Subsidiaries
Condensed Consolidated Balance Sheets
(Thousands of dollars)

	December 31,	December 31,
	2006	2005

Assets
Cash and short-term investments	$16,855	$11,540
Accounts receivable — net	45,135	41,473
Inventories — net	50,299	52,403
Deferred income taxes and other current assets	7,829	5,085

Total Current Assets	120,118	110,501

Property, Plant and Equipment — Net	52,351	51,505
Deferred income taxes and other assets	15,071	17,535

Total Assets	$187,540	$179,541

Liabilities and Shareholders’ Equity

Accounts payable	$10,417	$9,835
Accrued liabilities and expenses	17,229	18,384

Total Current Liabilities	27,646	28,219

Retirement Benefits	4,185	—

Postretirement Benefits	27,567	23,255

Deferred Income Taxes	—	1,019

Shareholders’ Equity	128,142	127,048

Total Liabilities and Shareholders’ Equity	$187,540	$179,541

Shares outstanding	13,360,004	13,356,254